                                                    Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2017 Results and Provides Fiscal Year 2018 Financial Outlook

St. Louis - November 9, 2017 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its full fiscal year 2017 and fourth fiscal quarter 2017, which ended September 30, 2017.

Executive Summary

•
Net sales on a reported basis were $564.9 million in the fourth quarter of fiscal 2017, a decrease of 7.5% when compared to the prior year quarter, and $2,298.4 million for the full year, a decrease of 2.7% compared to the prior year. Organic net sales were down 8.4% for the quarter and 2.8% for the full year. (Organic net sales exclude sales growth from the Bulldog acquisition and the impact of currency fluctuations.)

•
GAAP net loss for the quarter was $148.4 million ($2.61 per share) and GAAP net earnings for the year were $5.7 million ($0.10 per share), including a non-cash intangible asset pre-tax impairment charge of $319.0 million.

•	Adjusted Earnings Per Share were $1.00 for the quarter and $3.97 for the full year.

•	The Company delivered net cash flow from operating activities of $296 million for the full year.

•	The Company provided its financial outlook for fiscal 2018.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"Fiscal 2017 was a challenging year, with unprecedented category and competitive pressure. Fourth quarter and full year net sales were short of our expectations; however, we delivered 11% Adjusted earnings per share growth and expanded adjusted operating income as a percent of sales by over 50 basis points. We also grew dollar share in the U.S. and key global markets in both Razors and Blades and Sun and Skin Care, and we successfully integrated the Bulldog business to expand our global platform," said David Hatfield, Edgewell's Chief Executive Officer, President and Chairman of the Board.  "While we expect category declines in Wet Shave to persist into Fiscal 2018, we remain focused on our strategy of delivering compelling innovation, while maintaining our investments in growth initiatives and executing the financial discipline needed to ensure the long-term success of the Company." Mr. Hatfield continued, "In a category like Wet Shave, where innovation matters, I'm particularly excited about the coming year, as we plan to launch new products across our entire portfolio."

Fiscal 4Q 2017 Operating Results (Unaudited)
Net sales were $564.9 million in the quarter, a decrease of 7.5% when compared to the prior year quarter. Excluding a $4.5 million benefit from the Bulldog acquisition and a $1.1 million positive impact from currency, organic net sales decreased 8.4%, driven by Wet Shave, reflecting declining global category trends; continued weakness in our Feminine Care Segment; and expected declines in Sun and Skin Care.
Gross margin decreased 280 basis points to 48.0%, driven by lower volumes, unfavorable price mix in Sun and Skin Care primarily related to higher promotional spend and product returns, and unfavorable cost mix in Wet Shave, reflecting negative transactional currency impacts, lower volumes and an unfavorable product mix.
Advertising and sales promotion expense ("A&P") was $71.0 million, or 12.6% of net sales, a decrease from prior year period A&P of $82.6 million, or 13.5% of net sales. The primary drivers of the lower spending were in Feminine Care when compared to last year's Carefree campaign, and to a lesser extent, Wet Shave, where some marketing spend was shifted to trade promotions.
Selling, general and administrative expense ("SG&A") was $94.8 million, or 16.8% of net sales, as compared to $107.8 million, or 17.7% of net sales, in the prior year period. SG&A as a percent of net sales decreased 90 basis points, primarily driven by lower incentive compensation as well as savings realized from the Company's Zero-Based Spending program, which more than offset a $2 million increase in amortization expense. The Company recorded pre-tax restructuring expense of $4.7 million compared to $9.4 million in the prior year quarter.
The Company recorded a non-cash intangible asset impairment charge of $319.0 million to adjust the carrying values of indefinite-lived tradenames related to the Playtex and Edge brand names, with the majority of the charge related to the Playtex brand name. While the Company continues to support the Playtex branded business and its strong heritage and brand equity, declining performance impacted the growth and cash flow projections used to value the trademark.
Other income, net was $0.1 million of income during the quarter as compared to $2.0 million expense in the prior year period, primarily reflecting a net benefit from foreign currency exchange contract gains and losses in the quarter and revaluation of nonfunctional currency balance sheet exposures.
Loss before income taxes was $252.8 million during the quarter compared to earnings of $63.8 million in the fourth quarter of fiscal 2016. Adjusted operating income decreased to $87.7 million in the quarter from $99.7 million in the prior year period, primarily driven by lower gross margin, partially offset by lower A&P and SG&A spending.
The effective tax rate for fiscal 2017 was 110.8% as compared to 18.7% in the prior year.  The tax rate for fiscal 2017 reflects a tax benefit on a net loss primarily due to the intangible asset impairment charge.  The adjusted effective tax rate for fiscal 2017, excluding the tax associated with impairment and restructuring charges, was 22.9%, in line with the prior year adjusted rate of 23.1%.
GAAP net loss for the quarter was $148.4 million ($2.61 per share) compared to earnings of $52.2 million ($0.88 per share) in the fourth quarter of fiscal 2016. Adjusted net earnings in the quarter were $56.7 million ($1.00 per share), as compared to $62.5 million ($1.06 per share) in the prior year period.

Fiscal 4Q 2017 Operating Segment Results (Unaudited)
Following is a summary of fourth quarter results by segment.

Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)
Wet Shave net sales decreased $23.5 million, or 6.0% on a reported and organic basis, compared the prior year, primarily driven by lower volumes in North America and EMEA. The volume declines in North America reflect the on-going intense competitive environment and category declines in Men's, Women's, and Disposables. Volume declines in EMEA were due to temporary supply chain challenges and category and competitive pressure. Wet Shave segment profit decreased $10.3 million, or 10.3%, primarily driven by lower volumes and unfavorable cost mix, partially offset by lower spending.

Sun and Skin Care (Sun Care, Wipes, Gloves, Bulldog)
Sun and Skin Care net sales decreased $6.5 million, or 8.4%. Excluding the Bulldog acquisition and the impact of currency movements, organic net sales decreased $11.4 million, or 14.7%. North America organic net sales were down over 25%, driven by expected volume declines as compared to a strong prior year quarter, and unfavorable price mix due to higher promotional spend and higher product returns this year. International Sun and Skin Care organic net sales increased nearly 14%, driven by volume growth in Latin America. Organic net sales were also impacted by a $1.6 million decline related to the Company's exit of the private label Sun Care business. Sun and Skin Care segment profit decreased $9.6 million, or 67.1%, driven primarily by lower volumes and unfavorable price mix and returns in North America. As part of the on-going evaluation of our product portfolio, we completed the sale of our Playtex Gloves business in October for $19 million. The resulting gain and the results of the Gloves business will be excluded from our organic results in fiscal 2018.

Feminine Care (Tampons, Pads, Liners)
Feminine Care net sales decreased $14.8 million, or 13.7%, driven by volume declines in tampons, pads, and liners related to distribution losses, and heightened competitive pressure. Feminine Care segment profit increased $7.8 million, as lower A&P and overhead spending, as well as lower product costs, more than offset the impact of lower volumes.

All Other (Infant Care, all other brands)
All Other net sales decreased $0.9 million, or 2.7%. Excluding the impact of currency movements, organic net sales decreased $1.2 million, or 3.6%, driven by declines in infant feeding products. All Other segment profit decreased $1.8 million, or 25.4%, driven by lower product volumes and higher product costs.

Fiscal 2017 Operating Results (Unaudited)
Net sales were $2,298.4 million in fiscal 2017, a decrease of 2.7% when compared to fiscal 2016, including a 0.6% increase from the Bulldog acquisition. Organic net sales decreased 2.8%. From a geographic perspective, North America organic net sales decreased 4.4% and International organic net sales increased 0.3%. From a segment perspective, organic net sales decreased 2.8% in Wet Shave, driven primarily by lower volumes due to heightened competitive activity and category declines. Feminine Care organic net sales declined 9.7%, driven by lower volumes. Sun and Skin Care net sales increased 3.2% on higher volumes and favorable pricing and returns, partially offset by a $8.2 million decline related to the Company's decision to exit the private label Sun Care business.
Gross Margin was $1,130.6 million, or 49.2% of net sales, a 10-basis point increase versus the prior year as a percent of net sales.
Net Earnings in fiscal 2017 were $5.7 million, compared to $178.7 million in fiscal 2016. Adjusted net earnings were $228.4 million, compared to $213.3 million in fiscal 2016. Excluding the intangible asset impairment charge and restructuring costs, the increase in adjusted net earnings was driven primarily by higher adjusted operating profit and favorable other income, slightly offset by negative currency translation.
GAAP Diluted Earnings Per Share were $0.10 in fiscal 2017 as compared to earnings of $2.99 in fiscal 2016. Adjusted EPS was $3.97 for fiscal 2017, compared to $3.57 in fiscal 2016.
Net cash from operating activities was $296.2 million for fiscal 2017, as compared to $176.4 million during the prior year. The improvement reflects $100.5 million of discretionary funding of certain international pension plans in fiscal 2016 and higher current period adjusted net earnings.
In fiscal 2017, the Company completed share repurchases of approximately 2.2 million shares for $165.4 million.
Other Items
The Company completed its manufacturing footprint restructuring efforts with full year restructuring costs of $30.3 million compared to $38.8 million in the prior year. Gross savings for fiscal 2017 were $22 million, and are reflected in the results of the Wet Shave, Sun and Skin Care, and Feminine Care businesses.
In addition, the first full year of the Zero-Based Spending initiative was completed, yielding net savings of approximately $20 million in fiscal 2017, above the original estimate of $10 to $15 million.

Full Fiscal Year 2018 Financial Outlook
For fiscal 2018, reported net sales are expected to be generally consistent with the prior year, including an approximate 150 basis-point increase from positive foreign currency translation effects (based on spot exchange rates as of October 19, 2017) and a 50 basis-point decrease from the Gloves divestiture, net of acquisitions. The Company's outlook reflects an assumption of continued category declines and competitive intensity in Wet Shave, as well as on-going declines in Feminine Care net sales.
The Company's outlook for GAAP EPS for fiscal 2018 is in the range of $4.00 to $4.20, and includes an estimated $16 million pre-tax gain from the Gloves divestiture. The outlook for Adjusted EPS is in the range of $3.80 to $4.00. Adjusted operating income margin as a percent of net sales is anticipated to expand by 20 to 25 basis points. Planned savings and efficiency initiatives, including the Company’s Zero-Based Spending program, will be mostly reinvested into marketing spend and continued investment in the Company’s strategic growth initiatives.  The planned savings and efficiency initiatives includes the Company’s Zero-Based Spending initiatives, anticipated to drive $25 - $30 million in net savings in fiscal 2018, and well as incremental savings from Restructuring projects.
The effective tax rate for the fiscal year is now estimated to be in the range of 24% to 26%.
In fiscal 2018, we anticipate that net sales and earnings performance will not be uniform by quarter, largely due to the timing of product launches, investments and A&P phasing. In the first half of the fiscal year, we anticipate that both organic net sales and adjusted EPS will decline as compared to the comparable period in the prior fiscal year.
The Company anticipates that fiscal 2018 free cash flow will be above 100% of GAAP net earnings.
The sale of the Playtex Gloves business was completed in October and will result in a pre-tax gain of $16 million during the first fiscal quarter of 2018.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2017 fourth quarter earnings and the outlook for fiscal 2018. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic® and Bulldog® sun and skin care products; Playtex® infant feeding and Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as spin costs, restructuring charges, the sale of the industrial business and impairment of intangibles. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the

Company's fiscal 2017 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

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The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency and acquisitions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively.

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Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as impairment charges, spin costs, restructuring charges and the sale of the industrial business.

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Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as impairment charges, spin costs, restructuring charges and the sale of the industrial business.

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Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as impairment charges, spin costs, restructuring charges, the sale of the industrial business and the related tax effects of these items.

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Adjusted effective tax rate is defined as the effective tax rate excluding items such as impairment charges, spin costs, restructuring charges, the sale of the industrial business and the related tax effects of these items from the income tax provision and earnings before income taxes.

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Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

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Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	We face risks associated with global economic conditions.

•	Competition in our industries may hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.

•	Loss of any of our principal customers could significantly decrease our sales and profitability.

•	Our inability to execute a successful e-commerce strategy could have a significant impact on our business

•	Changes in production costs, including raw material prices, could erode our profit margins and negatively impact operating results.

•	Loss of reputation of our leading brands or failure of our marketing plans could have an adverse effect on our business.

•	We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.

•	We face risks arising from our ongoing efforts to achieve cost savings.

•	If we cannot continue to develop new products in a timely manner, and at favorable margins, we may not be able to compete effectively.

•	We may not be able to continue to identify and complete strategic acquisitions and effectively integrate acquired companies to achieve desired financial benefits.

•	A failure of a key information technology system or a breach of our information security could adversely impact our ability to conduct business.

•	Our business is subject to increasing global regulation, including product related regulations and environmental regulations, that may expose us to significant liabilities.

•	Our access to capital markets and borrowing capacity could be limited.

•	Impairment of our goodwill and other intangible assets would result in a reduction in net income.

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Legislative changes in applicable tax laws, policies and regulations or unfavorable resolution of tax matters may result in additional tax liabilities, which could adversely impact our cash flows and results of operations.

•	Our manufacturing facilities, supply channels or other business operations may be subject to disruption from events beyond our control.

•	We have a substantial level of indebtedness and are subject to various covenants relating to such indebtedness, which could limit our discretion to operate and grow our business.

•	Our business is subject to seasonal volatility.

•	There can be no guarantee that we will repurchase stock.

•	We do not expect to pay dividends for the foreseeable future.

•	If we fail to adequately protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.

•	Our financial results could be adversely impacted by the United Kingdom's departure from the European Union.

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Our business involves the potential for product liability and other claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.

•	Our business could be negatively impacted as a result of stockholder activism or an unsolicited takeover proposal or a proxy contest.

•	We may not be able to attract, retain and develop key personnel.

•	We may experience losses or be subject to increased funding and expenses related to our pension plans.

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Certain provisions in our articles of incorporation and bylaws, and of Missouri law, could deter or delay a third-party's effort to acquire us, especially if the Board determines it is not in the best interest of our shareholders.

•	The trading price of our common shares may be volatile.

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Our historical financial information is not necessarily representative of the results that we would have achieved had the separation of our household products business (the "Separation") taken place before July 1, 2015, and may not be a reliable indicator of our future results.

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If the Separation, together with certain related transactions, does not qualify as a transaction that is generally tax free for U.S. federal income tax purposes, our shareholders could be subject to significant tax liabilities.

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Indemnifications under the Separation agreement with Energizer Holdings, Inc. or Energizer’s inability to satisfy indemnification obligations in the future could negatively impact our financial results.

In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but not exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2016.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016

Net sales	$564.9	$610.6	$2,298.4	$2,362.0
Cost of products sold	294.0	300.5	1,167.8	1,202.1
Gross profit	270.9	310.1	1,130.6	1,159.9

Selling, general and administrative expense	94.8	107.8	390.0	412.7
Advertising and sales promotion expense	71.0	82.6	318.3	336.7
Research and development expense	17.4	21.7	67.6	71.9
Impairment charge	319.0	6.5	319.0	6.5
Restructuring charges	4.7	7.7	29.6	37.0
Industrial sale charges	—	—	—	0.2
Interest expense associated with debt	16.9	18.0	69.2	71.8
Other (income) expense, net	(0.1)	2.0	(10.2)	3.2
(Loss) earnings before income taxes	(252.8)	63.8	(52.9)	219.9
Income tax (benefit) provision	(104.4)	11.6	(58.6)	41.2
Net (loss) earnings	$(148.4)	$52.2	$5.7	$178.7

Earnings per share:
Basic net (loss) earnings per share	$(2.61)	$0.89	$0.10	$3.02
Diluted net (loss) earnings per diluted share	(2.61)	0.88	0.10	2.99

Weighted-average shares outstanding:
Basic	56.7	58.6	57.3	59.2
Diluted	56.7	59.2	57.5	59.7

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2017	September 30, 2016
Assets
Current assets
Cash and cash equivalents	$502.9	$738.9
Trade receivables, net	224.1	260.7
Inventories	333.5	309.2
Other current assets	125.7	143.2
Total current assets	1,186.2	1,452.0
Property, plant and equipment, net	453.4	486.1
Goodwill	1,445.9	1,420.3
Other intangible assets, net	1,071.7	1,385.1
Other assets	31.6	28.0
Total assets	$4,188.8	$4,771.5

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$281.8
Notes payable	19.4	18.5
Accounts payable	223.6	196.5
Other current liabilities	281.4	371.4
Total current liabilities	524.4	868.2
Long-term debt	1,525.4	1,544.2
Deferred income tax liabilities	181.8	255.3
Other liabilities	215.5	274.8
Total liabilities	2,447.1	2,942.5
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,623.4	1,642.5
Retained earnings	952.9	946.0
Treasury shares	(703.9)	(563.0)
Accumulated other comprehensive loss	(131.4)	(197.2)
Total shareholders' equity	1,741.7	1,829.0
Total liabilities and shareholders' equity	$4,188.8	$4,771.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Year Ended September 30,
	2017	2016
Cash Flow from Operating Activities
Net earnings	$5.7	$178.7
Non-cash restructuring costs	6.8	3.9
Depreciation and amortization	94.4	92.6
Impairment charge	319.0	6.5
Deferred compensation payments	(27.9)	(10.2)
Share-based compensation expense	22.2	25.6
International pension funding	—	(100.5)
Deferred income taxes	(87.4)	7.8
Other, net	(15.9)	(9.5)
Changes in current assets and liabilities used in operations	(20.7)	(18.5)
Net cash from operating activities	296.2	176.4

Cash Flow from Investing Activities
Capital expenditures	(69.0)	(69.5)
Acquisitions, net of cash acquired	(34.0)	—
Proceeds from sale of assets	18.4	—
Net cash used by investing activities	(84.6)	(69.5)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	271.0	756.3
Cash payments on debt with original maturities greater than 90 days	(568.0)	(631.0)
Net increase (decrease) in debt with original maturities of 90 days or less	2.0	(11.1)
Deferred finance expense	—	(0.6)
Common shares purchased	(165.4)	(196.6)
Other, net	(0.2)	—
Net cash used by financing activities	(460.6)	(83.0)

Effect of exchange rate changes on cash	13.0	2.9

Net decrease in cash and cash equivalents	(236.0)	26.8
Cash and cash equivalents, beginning of period	738.9	712.1
Cash and cash equivalents, end of period	$502.9	$738.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives, the sale of the industrial business and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On October 31, 2016, the Company completed the acquisition of Bulldog Skincare Holdings Limited ("Bulldog"), a men's grooming and skincare products company based in the United Kingdom, for £27.8, or approximately $34.0, net of cash acquired. The acquisition created opportunities to expand Edgewell's personal care portfolio into a growing global category where it can leverage its international geographic footprint. The acquisition was financed through available foreign cash. The results of Bulldog for the post-acquisition period are included within the Company's results for the fourth quarter and fiscal 2017, and all assets are included in the Company's Sun and Skin Care segment.
Segment net sales and profitability are presented below:

	Quarter Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016
Net Sales
Wet Shave	$368.0	$391.5	$1,375.3	$1,425.8
Sun and Skin Care	71.1	77.6	440.4	414.9
Feminine Care	92.9	107.7	351.6	388.9
All Other	32.9	33.8	131.1	132.4
Total net sales	$564.9	$610.6	$2,298.4	$2,362.0

Segment Profit
Wet Shave	$89.9	$100.2	$294.9	$290.2
Sun and Skin Care	4.7	14.3	98.8	89.5
Feminine Care	11.4	3.6	28.9	39.1
All Other	5.3	7.1	26.6	28.4
Total segment profit	111.3	125.2	449.2	447.2
General corporate and other expenses	(17.9)	(21.9)	(76.0)	(80.4)
Impairment charge	(319.0)	(6.5)	(319.0)	(6.5)
Spin costs (1)	—	—	—	(12.0)
Restructuring and related costs (2)	(4.7)	(9.4)	(30.3)	(38.8)
Industrial sale charges	—	—	—	(0.2)
Amortization of intangibles	(5.7)	(3.6)	(17.8)	(14.4)
Interest and other expense, net	(16.8)	(20.0)	(59.0)	(75.0)
Total (loss) earnings before income taxes	$(252.8)	$63.8	$(52.9)	$219.9

(1)
Includes Selling, general and administrative expense ("SG&A") of $11.8 and Cost of products sold of $0.2 for the year ended September 30, 2016 related to the separation of the Household Products business in July 2015.

(2)
Includes Cost of products sold of $0.7 for the year ended September 30, 2017, and $1.7 and $1.8 for the quarter and year ended September 30, 2016, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as a part of the restructuring.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended September 30,
	Net Earnings		Diluted EPS
	2017	2016	2017	2016
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited)	$(148.4)	$52.2	$(2.61)	$0.88
Impairment charge	319.0	6.5	5.63	0.11
Restructuring and related charges (1)	4.7	9.4	0.08	0.16
Income taxes	(118.6)	(5.6)	(2.09)	(0.09)
Impact of basic/dilutive shares(2)	—	—	(0.01)	—
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$56.7	$62.5	$1.00	$1.06

Weighted-average shares - Diluted			56.7	59.2

(1)	Includes Cost of products sold of $1.7 for the quarter ended September 30, 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

(2)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the quarter ended September 30, 2017, this reflects the impact of 0.3 dilutive restricted stock equivalent ("RSE") awards which were excluded from the GAAP EPS calculation due to the reported net loss for the period.

	Year Ended September 30,
	Net Earnings		Diluted EPS
	2017	2016	2017	2016
Net Earnings and Diluted EPS - GAAP (Unaudited)	$5.7	$178.7	$0.10	$2.99
Impairment charge	319.0	6.5	5.55	0.11
Spin costs (1)	—	12.0	—	0.20
Restructuring and related charges (2)	30.3	38.8	0.53	0.65
Industrial sale charges	—	0.2	—	—
Income taxes	(126.6)	(22.9)	(2.21)	(0.38)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$228.4	$213.3	$3.97	$3.57

Weighted-average shares - Diluted			57.5	59.7

(1)	Includes SG&A of $11.8 and Cost of products sold of $0.2 for the year ended September 30, 2016 related to the separation of the Household Products business in July 2015.

(2)
Includes Cost of products sold of $0.7 and $1.8 for the years ended September 30, 2017 and 2016, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended September 30, 2017
	Gross Profit	SG&A	EBIT (1)	Net (Loss) Earnings	Diluted EPS
GAAP - Reported	$270.9	$94.8	$(252.8)	$(148.4)	$(2.61)
% of net sales	48.0%	16.8%
Impairment charges	—	—	319.0	201.9	3.56
Restructuring and related charges (2)	—	—	4.7	3.2	0.06
Impact of basic/dilutive shares (3)	—	—	—	—	(0.01)
Total Adjusted Non-GAAP	$270.9	$94.8	$70.9	$56.7	$1.00
% of net sales	48.0%	16.8%

Year Ended September 30, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$1,130.6	$390.0	$(52.9)	$5.7	$0.10
% of net sales	49.2%	17.0%
Impairment charges	—	—	319.0	201.9	3.51
Restructuring and related charges (2)	0.7	—	30.3	20.8	0.36
Total Adjusted Non-GAAP	$1,131.3	$390.0	$296.4	$228.4	$3.97
% of net sales	49.2%	17.0%

Quarter Ended September 30, 2016
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$310.1	$107.8	$63.8	$52.2	$0.88
% of net sales	50.8%	17.7%
Impairment charges	—	—	6.5	4.1	0.07
Restructuring and related charges (2)	1.7	—	9.4	6.2	0.11
Total Adjusted Non-GAAP	$311.8	$107.8	$79.7	$62.5	$1.06
% of net sales	51.1%	17.7%

Year Ended September 30, 2016
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$1,159.9	$412.7	$219.9	$178.7	$2.99
% of net sales	49.1%	17.5%
Impairment charges	—	—	6.5	4.1	0.07
Spin costs	0.2	11.8	12.0	7.6	0.13
Restructuring and related charges (2)	1.8	—	38.8	26.1	0.43
Industrial sale charges	—	—	0.2	0.1	—
Separation-related tax adjustments	—	—	—	(3.3)	(0.05)
Total Adjusted Non-GAAP	$1,161.9	$400.9	$277.4	$213.3	$3.57
% of net sales	49.2%	17.0%

(1)	EBIT is defined as Earnings before income taxes.

(2)
Includes Cost of products sold of $0.7 for the year ended September 30, 2017 and $1.7 and $1.8 for the quarter and year ended September 30, 2016, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

(3)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the fourth quarter of fiscal 2017, this reflects the impact of 0.3 dilutive RSE awards which were excluded from the GAAP EPS calculation due to the reported net loss.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the quarters and years ended September 30, 2017 and 2016:

	Quarter Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016
(Loss) earnings before income taxes	$(252.8)	$63.8	$(52.9)	$219.9
Impairment charges	319.0	6.5	319.0	6.5
Spin costs (1)	—	—	—	12.0
Restructuring and related charges (2)	4.7	9.4	30.3	38.8
Industrial sale charges	—	—	—	0.2
Interest expense associated with debt	16.9	18.0	69.2	71.8
Other (income) expense, net	(0.1)	2.0	(10.2)	3.2
Adjusted operating income	$87.7	$99.7	$355.4	$352.4
% of net sales	15.5%	16.3%	15.5%	14.9%

(1)	Includes SG&A of $11.8 and Costs of products sold of $0.2 for the year ended September 30, 2016 related to the separation of the Household Products business in July 2015.

(2)
Includes Cost of products sold of $0.7 for the year ended September 30, 2017, and $1.7 and $1.8 for the quarter and year ended September 30, 2016, respectively, associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Year Ended September 30, 2017			Year Ended September 30, 2016
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
(Loss) earnings before income taxes	$(52.9)	$349.3	$296.4	$219.9	$57.5	$277.4
Income tax provision	(58.6)	126.6	68.0	41.2	22.9	64.1
Net earnings	$5.7	$222.7	$228.4	$178.7	$34.6	$213.3

Effective tax rate	110.8%			18.7%
Adjusted effective tax rate			22.9%			23.1%

(1)
Includes adjustments for spin costs, restructuring charges, the sale of the industrial business, impairment charges and the associated tax impact of these charges. See reconciliation of Net earnings to Adjusted net earnings.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the quarter and year ended September 30, 2017, as compared to the corresponding periods in fiscal 2016, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended September 30, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q4 '16	$391.5		$77.6		$107.7		$33.8		$610.6
Organic	(23.6)	(6.0)%	(11.4)	(14.7)%	(15.1)	(14.0)%	(1.2)	(3.6)%	(51.3)	(8.4)%
Impact of acquisition	—	—%	4.5	5.8%	—	—%	—	—%	4.5	0.7%
Impact of currency	0.1	—%	0.4	0.5%	0.3	0.3%	0.3	0.9%	1.1	0.2%
Net Sales - Q4 '17	$368.0	(6.0)%	$71.1	(8.4)%	$92.9	(13.7)%	$32.9	(2.7)%	$564.9	(7.5)%

Net Sales (In millions - Unaudited)
Year Ended September 30, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '16	$1,425.8		$414.9		$388.9		$132.4		$2,362.0
Organic	(39.2)	(2.7)%	13.2	3.2%	(37.6)	(9.7)%	(1.4)	(1.1)%	(65.0)	(2.8)%
Impact of acquisition	—	—%	14.6	3.5%	—	—%	—	—%	14.6	0.6%
Impact of currency	(11.3)	(0.8)%	(2.3)	(0.6)%	0.3	0.1%	0.1	0.1%	(13.2)	(0.5)%
Net Sales - FY '17	$1,375.3	(3.5)%	$440.4	6.1%	$351.6	(9.6)%	$131.1	(1.0)%	$2,298.4	(2.7)%

Segment Profit (In millions - Unaudited)
Quarter Ended September 30, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q4 '16	$100.2		$14.3		$3.6		$7.1		$125.2
Organic	(7.6)	(7.6)%	(9.0)	(62.9)%	7.8	216.7%	(2.0)	(28.2)%	(10.8)	(8.6)%
Impact of acquisition	—	—%	(0.5)	(3.5)%	—	—%	—	—%	(0.5)	(0.4)%
Impact of currency	(2.7)	(2.7)%	(0.1)	(0.7)%	—	—%	0.2	2.8%	(2.6)	(2.1)%
Segment Profit - Q4 '17	$89.9	(10.3)%	$4.7	(67.1)%	$11.4	216.7%	$5.3	(25.4)%	$111.3	(11.1)%

Segment Profit (In millions - Unaudited)
Year Ended September 30, 2017

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '16	$290.2		$89.5		$39.1		$28.4		$447.2
Organic	8.3	2.9%	10.2	11.4%	(10.2)	(26.1)%	(1.9)	(6.7)%	6.4	1.4%
Impact of acquisition	—	—%	0.3	0.3%	—	—%	—	—%	0.3	0.1%
Impact of currency	(3.6)	(1.3)%	(1.2)	(1.3)%	—	—%	0.1	0.4%	(4.7)	(1.1)%
Segment Profit - FY '17	$294.9	1.6%	$98.8	10.4%	$28.9	(26.1)%	$26.6	(6.3)%	$449.2	0.4%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net (loss) earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended September 30,		Year Ended September 30,
	2017	2016	2017	2016
Net (loss) earnings	$(148.4)	$52.2	$5.7	$178.7
Income tax provision	(104.4)	11.6	(58.6)	41.2
Interest expense, net (1)	17.0	16.3	69.3	70.1
Depreciation and amortization	24.6	25.1	96.2	96.5
EBITDA	(211.2)	105.2	112.6	386.5

Impairment charges	319.0	6.5	319.0	6.5
Spin costs	—	—	—	12.0
Restructuring and related costs (2)	4.2	7.7	28.5	34.9
Industrial sale charges	—	—	—	0.2
Adjusted EBITDA	$112.0	$119.4	$460.1	$440.1

(1)	Interest expense, net for the quarter and year ended September 30, 2016 includes $1.4 and $0.8, respectively, of net interest income recorded in relation to settlements with tax authorities.

(2)
Excludes $0.5 and $1.8 of accelerated depreciation for the quarter and year ended September 30, 2017, respectively, and $1.7 and $3.9 for the quarter and year ended September 30, 2016, respectively, which are included within Depreciation and amortization.

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, which is a Non-GAAP measure, included within the Company's outlook for projected fiscal 2018 results:

Adjusted EPS Outlook
Fiscal 2018 GAAP EPS		$4.00 - $4.20

Gain on sale of Playtex Gloves business	approx.	$0.29
Income taxes	approx.	$(0.09)

Fiscal 2018 Adjusted EPS Outlook (Non-GAAP)		$3.80 - $4.00

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the fourth and third quarters of fiscal 2017 and the fourth quarter of fiscal 2016 are presented below.

	Q4 2017	Days (1)	Q3 2017	Days (1)	Q4 2016	Days (1)
Receivables, as reported	$269.1		$278.2		$275.2
Less: Trade allowance in accrued liabilities (2)	(26.0)		(27.3)		(28.1)
Receivables, adjusted	243.1	39	250.9	39	247.1	38

Inventories, as reported	346.1	108	339.4	105	345.3	105

Accounts payable, as reported	218.4	68	211.6	66	211.4	64

Average adjusted working capital (3)	$370.8		$378.7		$381.0
% of net sales (4)	16.1%		16.2%		16.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of September 30, 2017, June 30, 2017 and September 30, 2016, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Sale of Playtex Gloves Business
The sale of the Playtex Gloves business was completed in October 2017. The historical results of the Playtex Gloves business are included in the consolidated statements of earnings through September 30, 2017. Reflected below are the net sales and segment profit for the Playtex Gloves business. The Playtex Gloves business is included in the Sun and Skin Care Segment through the date of sale.

		Q1	Q2	Q3	Q4	FY
Gloves - Net Sales	Fiscal 2017	$4.1	$3.8	3.5	3.3	$14.7
Gloves - Segment Profit	Fiscal 2017	$1.2	$1.3	1.1	0.7	$4.3